                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 SCHEDULE 14A
                                (Rule 14a-101)
                           INFORMATION REQUIRED IN
                               PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

    Filed by the Registrant [ ]

    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary Proxy Statement

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Section 240-14a-11(c) or
        Section 240.14a-12


                             General Host Corporation
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                             Geneal Host Corporation
- -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------------------------

    (4) Date Filed:

        ------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                     [LOGO]

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT

                                  MAY 19, 1994
                              9:00 A.M. LOCAL TIME
                                       AT
                                THE BROWN HOTEL
                               335 WEST BROADWAY
                           LOUISVILLE, KENTUCKY 40202

- --------------------------------------------------------------------------------

                                     [LOGO]

             METRO CENTER, ONE STATION PLACE, STAMFORD, CONNECTICUT

                            ------------------------

                          NOTICE OF ANNUAL MEETING OF
                            SHAREHOLDERS TO BE HELD
                                  MAY 19, 1994

TO THE SHAREHOLDERS OF GENERAL HOST CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of GENERAL HOST CORPORATION will be held at the Brown Hotel, 335 West Broadway, Louisville, Kentucky 40202, on Thursday, May 19, 1994, at 9:00 A.M., local time, for the following purposes:

          (1) To elect three directors to hold office until the 1997 Annual Meeting of Shareholders;

          (2) To ratify the appointment of Price Waterhouse as independent accountants for the year; and

          (3) To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on April 4, 1994 will be entitled to vote at the meeting or any adjournment thereof.

                                          By order of the Board of Directors

                                                    JOHN R. FICARRO,
                                                              Secretary
Stamford, Connecticut
April 14, 1994

EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE MAY, IF HE DESIRES, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON.

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 1994

     This Proxy Statement is furnished to the shareholders of General Host Corporation (hereinafter referred to as the "Company" or "General Host") in connection with the solicitation of proxies by or on behalf of the Board of Directors to be voted at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 19, 1994.

     The mailing address of the principal executive office of the Company is Metro Center, One Station Place, P.O. Box 10045, Stamford, Connecticut 06904. The approximate date on which the Proxy Statement and form of proxy are first being sent or given to shareholders is April 14, 1994.

     Proxies delivered pursuant to this solicitation are revocable at the option of the persons who have executed them at any time prior to the exercise thereof. All properly executed proxies delivered pursuant to this solicitation, unless previously revoked, will be voted in accordance with directions given, if delivered in time to be voted at the meeting.

                 INFORMATION CONCERNING GENERAL HOST SECURITIES

VOTING RIGHTS

     Only shareholders of record at the close of business on April 4, 1994, will be entitled to vote at the Annual Meeting or any adjournment thereof.

     On March 15, 1994, there were outstanding 20,015,758 shares of Common Stock of the Company, which are the only voting securities outstanding. Except with respect to the election of directors discussed below, each of these shares will be entitled to one vote at the Annual Meeting as are any additional shares which were issued prior to the close of business on April 4, 1994.

     The Company's directors are divided into three classes. Shareholders have cumulative voting rights in electing directors, and each shareholder has the number of votes equal to the number of shares owned by him multiplied by the number of directors to be elected in each class. Shareholders may cast all of their votes for a single nominee within a class or distribute them among nominees in such class in any manner they desire. Proxies solicited may be cumulatively voted to the extent that discretionary authority granted to proxy holders permits them to do so.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, to the best knowledge of the Company, information as to the beneficial ownership of (i) owners of more than 5% of the Common Stock of the Company; (ii) each director; (iii) the executive officers (other than directors) named in the Summary Compensation Table beginning on page 8; and (iv) all directors and executive officers, as a group, of the Company's Common Stock. Unless otherwise noted, all information is shown as of March 15, 1994 and includes the number of shares beneficially owned by each director or executive officer determined under the rules of the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose.

                                                                SHARES OF
                                                               GENERAL HOST
                                                               COMMON STOCK
                                                          ----------------------
                                                            AMOUNT       PERCENT
                                                          BENEFICIALLY     OF
                      BENEFICIAL OWNERS                   OWNED(1)(2)     CLASS
      -------------------------------------------------   -----------    -------
(i)   Holders Other Than Directors
      Gabelli Funds, Inc.
        One Corporate Center
        Rye, NY 10580-1434.............................    2,765,979(3)    13.1
      Pier 1 Imports, Inc.
      301 Commerce Street, Ste 600
      Fort Worth, Texas 76102..........................    1,940,000(4)     9.7
(ii)  Directors
      Harris J. Ashton.................................    1,857,918(5)     9.0
      C. Whitcomb Alden, Jr. ..........................      381,732(6)     1.9
      Christopher A. Forster...........................        9,818          *
      S. Joseph Fortunato..............................        4,000          *
      Weston E. Hamilton...............................       21,477(7)       *
      Philip B. Harley.................................       80,000          *
      Richard W. Haskel................................        5,413          *
      Edward H. Hoornstra..............................      300,471(8)     1.5
      Charles B. Johnson...............................       31,746          *
(iii) Executive Officers Other Than Directors
      Robert M. Lovejoy, Jr. ..........................       47,100          *
      James R. Simpson.................................       28,667          *
      John R. Ficarro..................................       34,548          *
      William C. Boyd..................................       46,141          *
(iv)  All Directors And Executive Officers As a Group
      (13 persons).....................................    2,849,031       13.7

- -------------------------
  * Represents holdings of less than one percent.
(1) Includes the following numbers of shares of Common Stock held as of December 31, 1993 by the trustee of the General Host Corporation Profit Sharing and Savings Plan for the benefit of the following persons: Mr. Ashton, 37,602; Mr. Lovejoy, 3,100; Mr. Simpson, 1,465; Mr. Ficarro, 2,096; Mr. Boyd, 3,092; and all directors and officers as a group, 47,355.

(2) Includes the following shares of Common Stock subject to options outstanding and exercisable on or within 60 days after March 15, 1994: Mr. Ashton, 540,000; Mr. Lovejoy, 31,500; Mr. Simpson, 19,500; Mr. Ficarro, 22,500; Mr.
    Boyd, 34,000; and all directors and officers as a group, 647,500.

(3) Number of shares based on Amendment No. 7 to the Schedule 13D dated January 13, 1994, filed with the Commission by Gabelli Funds, Inc. and GAMCO Investors, Inc. Of these shares, 1,131,979 would be receivable by the holders upon conversion of General Host's convertible debentures held by them.

(4) Number of shares based on Amendment No. 1 to the Schedule 13D dated May 5, 1993, filed with the Commission by Pier 1 Imports, Inc.

(5) Includes 20,405 shares of Common Stock directly owned and 9,639 shares beneficially owned by Mr. Ashton's wife and 6,500 shares of Common Stock owned by a foundation of which Mr. Ashton is an officer. With respect to the foregoing, Mr. Ashton disclaims any beneficial ownership.

(6) Includes 351,562 shares of Common Stock, as of January 31, 1994, owned by one pension trust of which Mr. Alden is trustee, which is maintained by a subsidiary of the Company.

(7) Includes 702 shares of Common Stock as to which Mr. Hamilton shares voting and investment power with his wife.

(8) Includes 27,577 shares of Common Stock as to which Mr. Hoornstra shares voting and investment power with his wife.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that its directors and officers have complied with all Section 16(a) filing requirements during 1993. However, in February 1994 it was discovered that Mr. Hamilton inadvertently did not file a Form 4 disclosing two purchases of 200 shares each in 1979 and one sale of 1,412 shares in 1992 of the Company's Common Stock by the trustee of his Keogh Plan. Mr. Hamilton did promptly file a Form 5 disclosing this inadvertent omission when it was brought to his attention. In making these statements, the Company has relied upon the written representations of its directors and officers.

                             ELECTION OF DIRECTORS

     Under the Company's Certificate of Incorporation and By-Laws, its directors are divided into three classes, each class to be elected at successive annual meetings of shareholders for terms of three years. The three directors whose terms will expire at the 1994 Annual Meeting of Shareholders are Weston E. Hamilton, Edward H. Hoornstra and Charles B. Johnson. These individuals have been nominated by the Board of Directors to stand for re-election as directors at the 1994 Annual Meeting to hold office until the 1997 Annual Meeting and until their successors are duly elected and qualified.

     Should any one or more of these nominees become unable to accept nomination or election, which the Board has no reason to believe will be the case, the persons named in the accompanying form of proxy will vote for the election of such person or persons as the Board may nominate.

     Section 13 of the Company's By-Laws requires that advance notification of nominations of directors by shareholders be given to the Secretary of the Company not less than thirty (30) nor more than sixty (60) days prior to the date of any meeting of shareholders held for the purpose of electing directors, unless shareholders are given less than thirty-five (35) days notice of such meeting in which case shareholder nominations would be permissible up to seven
(7) days after notice of the meeting is mailed by the Company. In addition, the notice of nomination must set forth certain information regarding any nominee who is not an incumbent director, including his or her name, address and principal occupation, the number of shares of stock of the Company beneficially owned by such nominee and the nominating shareholder and any other information required to be disclosed about nominees in proxy solicitations pursuant to Rule 14(a) of the Exchange Act or any successor rule, and the notice must be accompanied by the written consent of the proposed nominee to serve as director. Nominations which are determined by the chairman of the meeting of shareholders not to have been made in accordance with the procedure established by Section 13 will be disregarded. The foregoing summary of Section 13 is qualified in its entirety by reference to the complete text of Section 13.

     Based on this provision and the dates of mailing of this Notice and the Annual Meeting, any nominations by shareholders for directors, together with the other required information and consents, should be delivered to the Secretary of the Company by April 19, 1994.

INFORMATION ON NOMINEES AND INCUMBENT DIRECTORS

                                                                          SERVED AS
                                NAME                                    DIRECTOR SINCE     AGE
- ---------------------------------------------------------------------   --------------     ---
Nominees for Term Expiring 1997
Weston E. Hamilton...................................................   April 1967         82
Edward H. Hoornstra..................................................   June 1970          72
Charles B. Johnson...................................................   September 1969     61

Incumbent Directors -- Term Expiring 1995
C. Whitcomb Alden, Jr. ..............................................   May 1965           78
Philip B. Harley.....................................................   March 1973         75
Richard W. Haskel....................................................   February 1981      60

Incumbent Directors -- Term Expiring 1996
Harris J. Ashton.....................................................   May 1965           61
Christopher A. Forster...............................................   March 1974         61
S. Joseph Fortunato..................................................   April 1993         61

     Mr. Ashton has been principally employed for more than the past five years as Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Mr. Ashton is Chairman of the Board of Directors of Sunbelt Nursery Group, Inc. and is a director or trustee of numerous Franklin/Templeton mutual funds. He is also a director of RBC Holdings (USA) Inc., a wholly-owned subsidiary of The Royal Bank of Canada.

     Mr. Alden has been principally engaged during the past five years as a financial consultant and private investor.

     Mr. Forster retired on July 1, 1993 as a Managing Director of Marsh & McLennan, Incorporated, insurance brokers, a position he held for more than the past five years.

     Mr. Fortunato has been a partner of the law firm of Pitney, Hardin, Kipp & Szuch for more than the past five years. He is also a director or trustee of numerous Franklin/Templeton mutual funds.

     Mr. Hamilton has been Senior Vice President, Zions First National Bank, for more than the past five years and is a director of Beneficial Life Insurance Company of Utah.

     Mr. Harley has been a private investor and is a member of the Advisory Boards of several Keystone Mutual Funds.

     Mr. Haskel has been President of Haskel Enterprises, Inc., a consulting company involved in management consulting and acquisitions, and affiliated with the business brokerage firm of Country Business, Inc., for more than the past five years.

     Mr. Hoornstra has been President of Del-Tem Investment Corporation, a closely held investment and real estate management company, for more than the past five years. Mr. Hoornstra was Vice Chairman of the Board of Directors of the Company and President of its Specialty Retailing Group for more than five years prior to his retirement in December 1986.

     Mr. Johnson has been President and a director of Franklin Resources, Inc., a financial holding company, and President of Franklin Distributors, Inc., a mutual fund management company, for more than the past five years. He is also President and a trustee of Franklin Tax-Free Trust, and a director or trustee of numerous Franklin/Templeton mutual funds.

INFORMATION ON COMMITTEES OF THE BOARD OF DIRECTORS

     Executive Committee -- This Committee, which exercises, to the extent permitted by New York law, all of the powers of the Board of Directors during the intervals between Board meetings, consists of Harris J. Ashton (Chairman), Richard W. Haskel and Charles B. Johnson. During fiscal 1993 the Executive Committee held four meetings.

     Audit Committee -- This Committee, which monitors the activities of the Company's auditors and reports on such activities to the full Board of Directors, consists of Charles B. Johnson (Chairman), Weston E. Hamilton and Richard W. Haskel. During fiscal 1993, the Audit Committee held two meetings.

     Compensation Committee -- This Committee, which approves the compensation of officers of the Company and has overall responsibility for the Company's compensation policies, consists of Philip B. Harley (Chairman), C. Whitcomb Alden, Jr. and Christopher A. Forster. During fiscal 1993, the Compensation Committee held three meetings.

     The Board of Directors has no nominating committee.

COMPENSATION OF DIRECTORS

     The non-management directors of the Company received fees of $30,000 per annum, and $750 for each Board of Directors or Committee meeting attended. During fiscal 1993, there were six meetings of the Board and a total of nine meetings of its Committees. The directors also participate in benefit programs generally available to Company employees.

     Upon reaching age seventy-five or after ten years of service as a director, whichever occurs earlier, each non-management director becomes eligible to retire from the Board of Directors and, at the discretion of the Board of Directors, receive an annual retainer fee equal to the then annual director's fee being paid on his retirement date for a number of years equal to the number of years served as a director. In order to be eligible for this retainer, each director must agree to be available to provide services to the Company on a basis to be mutually determined by the director and the Executive Committee.

     The Company's Directors' Stock Option Plan authorizes the granting of stock options to non-employee directors of the Company, covering a maximum of 100,000 shares of the Company's Common Stock. Options are granted by the Compensation Committee of the Board of Directors and, with respect to options for members of the Compensation Committee, by a majority of the Board of Directors not on the Compensation Committee. Options are granted at current market prices (the mean between the high and low sales prices on the New York Stock Exchange on the date an option is granted) and expire within five years after the date of grant or, if earlier, within three months after the optionee ceases to be a director. On May 20, 1993, Mr. Fortunato was granted an option under this Plan for 15,000 shares of the Company's Common Stock at a purchase price of $8.94 per share, exercisable one year after the date of grant. During the 1992 fiscal year, Messrs. Alden and Harley each exercised options for 15,000 shares and elected to defer the purchase price of the options, as provided by this Plan. Each of them executed a promissory note in the amount of $109,650 due five years from the date of execution with interest at the rate of six percent per annum. Mr. Harley prepaid the entire amount of his note on March 31, 1993. In addition, Mr. Alden also elected to borrow from the Company, on the same terms as noted herein, an amount equal to his tax liability as a result of the exercise, as provided by this Plan. The largest aggregate amount outstanding with regard to Mr. Alden's indebtedness to the Company during fiscal year 1993 was $123,650. As of March 15, 1994 the amount of indebtedness outstanding under Mr. Alden's notes was $123,650.

     During the last fiscal year C. Whitcomb Alden, Jr. served as Trustee of a pension trust maintained by the Company and one of its subsidiaries. Mr. Alden received a total of $15,000 in 1993 in compensation from this trust for serving in this capacity. Mr. Alden also acts as a consultant to the Company for which he received a fee of $12,000 in 1993.

                  CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS

     The Company and its operating subsidiary, Frank's Nursery & Crafts, Inc. ("Frank's") during the 1993 fiscal year had transactions in the normal course of business with unaffiliated companies with which one of the Company's directors, Mr. Forster, was associated in his principal occupation. Marsh & McLennan, Incorporated received $127,000 in brokerage commissions on insurance which it placed for the Company. In addition, Seabury & Smith, Inc., an affiliate of Marsh & McLennan, Incorporated, received $7,232 in brokerage commissions and fees on insurance placed for the Company.

     The Company maintains $17.5 million of insurance providing payment either to the Company for indemnification given its directors or officers, or directly to its directors and officers, for certain liabilities which the Company's directors and officers may incur in their respective capacities. This insurance is provided by National Union Fire Insurance Company. The premium paid in fiscal 1993 was $280,000.

                             EXECUTIVE COMPENSATION

     Shown below is information concerning the compensation for services rendered in all capacities to the Company for the fiscal years ended January 26, 1992 (fiscal year 1991), January 31, 1993 (fiscal year 1992) and January 30, 1994 (fiscal year 1993) for those persons who were, at January 30, 1994, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the CEO and the four most highly compensated officers will be referred to collectively as the "Named Officers"). Mr. Ashton served as CEO for the entire year and no other individuals served as executive officers during fiscal year 1993 for whom disclosure must be provided.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                   ----------------------
                                                         ANNUAL                      AWARDS
                                                      COMPENSATION                 ----------
             NAME                       ----------------------------------------   SECURITIES    PAYOUTS
              AND                                                   OTHER          UNDERLYING    --------          ALL
           PRINCIPAL                                                ANNUAL          OPTIONS/       LTIP           OTHER
           POSITION              YEAR    SALARY    BONUS(1)   COMPENSATION(2)(3)      SARS       PAYOUTS     COMPENSATION(2)
- -------------------------------  ----   --------   --------   ------------------   ----------    --------    ---------------
Harris J. Ashton,                1993   $757,122        -0-              --              -0-          -0-            -0-
  Chairman of the Board,         1992    721,707   $103,000           $  28,725      300,000     $446,869        $53,269
  President and CEO              1991    687,340    350,000                              -0-

Robert M. Lovejoy,               1993    182,774        -0-              --            7,500          -0-            -0-
  Vice President and Treasurer   1992    182,774     35,000              --            2,000          -0-            -0-
                                 1991    178,913     66,000              --            2,000           --             --

James R. Simpson,                1993    164,370        -0-              --            7,500          -0-            -0-
  Vice President and Controller  1992    159,250     30,400              --            2,000          -0-            -0-
                                 1991    153,528     56,000              --              -0-           --             --

John R. Ficarro,                 1993    118,524        -0-              --            7,500          -0-            -0-
  Vice President, General        1992    113,524     20,000              --            2,000          -0-            -0-
  Counsel and Secretary          1991    107,836     40,000              --            5,000           --             --

William C. Boyd,                 1993    161,096        -0-              --           10,000          -0-            -0-
  Executive Vice President --    1992    154,904     30,000              --            2,000          -0-            -0-
  Frank's                        1991    146,889     15,000              --            5,000           --             --

- -------------------------
(1) Amounts included under the Company's or Frank's Executive Compensation Plan for services rendered in the respective fiscal years.

(2) In accordance with the rules adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation and All Other Compensation are not required to be included for the Company's 1991 fiscal year.

(3) Certain perquisites and other personal benefits otherwise included in Other Annual Compensation have not been disclosed for the Named Officers as such compensation was the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Officer.

     The table below reflects information regarding grants of stock options pursuant to the Amended and Restated 1986 Stock Incentive Plan during the fiscal year ended January 30, 1994 to the Named Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL
                                    INDIVIDUAL GRANTS                                          REALIZABLE VALUE
- ------------------------------------------------------------------------------------------    AT ASSUMED ANNUAL
                                 NUMBER OF       % OF TOTAL                                     RATES OF STOCK
                                 SECURITIES     OPTIONS/SARS                                  PRICE APPRECIATION
                                 UNDERLYING      GRANTED TO     EXERCISE OR                    FOR OPTION TERM
                                OPTIONS/SARS    EMPLOYEES IN     BASE PRICE     EXPIRATION    ------------------
            NAME                 GRANTED(1)     FISCAL 1993     (PER SHARE)        DATE         5%         10%
- -----------------------------   ------------    ------------    ------------    ----------    -------    -------
Harris J. Ashton.............           0              0               --              --          --         --
Robert M. Lovejoy............       7,500(2)         4.5%          $10.06          3/2/98     $20,851    $46,076
James R. Simpson.............       7,500(2)         4.5            10.06          3/2/98      20,851     46,076
John R. Ficarro..............       7,500(2)         4.5            10.06          3/2/98      20,851     46,076
William C. Boyd..............      10,000(2)         6.0            10.06          3/2/98      27,801     61,434

- -------------------------
(1) Shares may be paid for by delivery of a five year, interest-only promissory note at an interest rate determined by the Administrator of this Plan. Principal is paid in a balloon payment at the end of five years from the date of exercise. The Administrator may make an appreciation distribution in cash equal to the difference between the option price and the fair market value of the stock times the number of shares for which the option is exercised on the date notice of exercise is received. The Administrator may authorize a tax loan in an amount equal to the Federal, state and local taxes that may be due as a result of the option or SAR exercise. If a change of control (as defined in this Plan) occurs prior to the date the options become exercisable, the options become exercisable within thirty days unless otherwise directed by a majority of the Board of Directors.

(2) Granted March 3, 1993; exercisable after the closing price of the Company's Common Stock reaches $14.00 per share and such closing price remains at or above $14.00 per share for ten consecutive business days.

     Shown below is information with respect to the unexercised options and/or SARs to purchase the Company's Common Stock granted in fiscal 1993 and prior years under the Amended and Restated 1986 Stock Incentive Plan, the 1986 Stock Incentive Plan and the 1981 Stock Option Award Plan to the Named Officers and held by them at January 30, 1994.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                           NUMBER OF
                                                                          SECURITIES              VALUE OF
                                                                          UNDERLYING             UNEXERCISED
                                                                          UNEXERCISED           IN-THE-MONEY
                                       SHARES ACQUIRED     VALUE        OPTIONS/SARS AT        OPTIONS/SARS AT
                NAME                     ON EXERCISE      REALIZED    JANUARY 30, 1994(1)    JANUARY 30, 1994(2)
- ------------------------------------   ---------------    --------    -------------------    -------------------
Harris J. Ashton....................       --                --             540,000              -0-
Robert M. Lovejoy...................       --                --              31,500              -0-
James R. Simpson....................       --                --              19,500              -0-
John R. Ficarro.....................       --                --              22,500              -0-
William C. Boyd.....................       --                --              34,000              -0-

- -------------------------
(1) All options held by these individuals are deemed exercisable; however, Messrs. Lovejoy, Simpson and Ficarro hold options for 7,500 shares and Mr. Boyd holds options for 10,000 shares, which options may be exercised only after the closing price of the Company's Common Stock reaches $14.00 per share and such closing price remains at or above $14.00 per share for ten consecutive business days.

(2) Based on the closing price on the New York Stock Exchange -- Composite Transactions, of the Company's Common Stock on January 28, 1994 ($6.625).

RETIREMENT BENEFIT

     Mr. Ashton is entitled to a retirement benefit under the terms of his employment contract to commence on January 1, 1998, when he will have become 65, or upon his earlier termination of employment. The retirement benefit is determined on a life annuity basis, using the 1971 Group Annuity Table, in the form of a monthly benefit (payable for life) equal to 3% of his average monthly cash salary during the last thirty-six months of his employment multiplied by the number of years of his service to the Company. Mr. Ashton has been employed by the Company for twenty-eight years and ten months and his average monthly cash salary during the last three fiscal years was $60,063. Under his contract, Mr. Ashton is entitled to receive a lump sum payment at the time his retirement benefit is due to commence. Such lump sum payment is to be equal to (i) the then discounted present value, determined by using a discount rate of six percent per year, of the retirement benefit less (ii) $3,442,302, plus an interest factor, representing amounts previously paid on account of such retirement benefit.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for guiding the Company and Frank's Nursery & Crafts, Inc., the Company's wholly owned operating subsidiary ("Frank's"), in the development and implementation of various policies, plans and programs. The Committee approves the salary levels of Mr. Ashton (the

"CEO") and Messrs. Lovejoy, Simpson, Ficarro and Boyd (for purposes of this Compensation Committee Report, Messrs. Lovejoy, Simpson, Ficarro and Boyd shall be referred to as the "named executives"). The Committee approves, on an annual basis, the terms of the General Host Executive Compensation Program (the "Program"), the option awards under the Amended and Restated General Host Corporation 1986 Stock Incentive Plan (the "Plan") and the terms of the Frank's Executive Compensation Program (the "Frank's Program").

     The intended purposes of the Program, the Plan and the Frank's Program are to: (a) promote the interests of the Company and its shareholders by attracting and retaining officers and other key employees of exceptional ability; (b) maximize the Company's long-term success and investment return to shareholders;
(c) provide officers and key employees important to the Company's sustained growth with a proprietary interest and greater incentive to contribute to the success of the Company through ownership of Company shares; and (d) provide long-term incentive opportunities for officers and other key employees which are competitive with those offered by other corporations in the business and geographic areas the Company operates.

     The Committee has the power to waive performance or profitability criteria when awarding salary increases or when granting bonuses under the Program and the Frank's Program, but did not do so in 1993 and accordingly, no bonuses were awarded.

     The Committee has enacted a policy whereby officers of the Company and Frank's who serve in the capacity of Vice President or above are required to achieve a minimum ownership target of Company stock within five (5) years from initial participation, which is January 20, 1994 for current officers. The target for the CEO is three (3) times salary. The target for the named executives except Mr. Boyd is one (1) times salary. The target for Mr. Boyd is two (2) times salary.

SALARIES

     Salaries are established at levels necessary to attract and retain talented corporate officers and other key employees. Salary increases for corporate officers depend on the Company's performance in the prior fiscal year as well as achievement of individual non-financial objectives and overall personal performance.

     The named executives, as a group, received increases which averaged two and one-half percent (2.5%) in 1993. The non-financial objectives reviewed by the Committee in the evaluation of these salary increases were typically the same non-financial objectives that were considered for bonus awards, which are discussed below. There is no pre-determined weight that is given to the achievement of non-financial objectives when consideration is given to a salary increase. The increases for the named executives in 1993 might have been larger had the Company achieved a higher level of profitability in fiscal 1992. The Company announced in December 1993 that salaries for all salaried employees, including the named executives, have been frozen until such time as the Company returns to an acceptable level of profitability.

BONUSES

     The Program provides that certain executive officers of the Company are eligible to receive bonus payments based on the achievement of corporate profit objectives and specific individual objectives. The profit objectives contained in the Program are based on net income per share of the Company for the fiscal year, as established by the Committee at the beginning of each fiscal year. The individual, or non-financial objectives, typically consist of four or five major goals that are individually tailored to each function performed by the named executives and incorporate the contribution of that individual's department into the overall objectives of the Company. With respect to bonus awards, these individual objectives can account for as much as 50% of total objective achievement, when combined with Company financial objectives.

     The total bonus payments for each of the named executives may not exceed 48% of base salary. Certain restrictions on payments exist if the Company does not pay dividends on its Common Stock or if the Company would report a loss for the fiscal year in question due to the payment of a bonus. If profit targets are not attained, a reasonable and appropriate bonus may be awarded to an individual whose performance was otherwise outstanding.

     Pursuant to the terms of the Frank's Program, certain executive officers of Frank's and other selected management of Frank's are eligible to receive bonuses ranging from 3% to 48% of their base salary based on achieving predetermined levels of operating income and on specific individual objectives as predetermined by the individual's immediate superior. The Committee approves the Frank's Program and the operating income levels at the beginning of each fiscal year. The Frank's Program contains the same restrictions and features as the Program. Furthermore, at the discretion of the Company, bonuses paid under the Frank's Program may be paid in Common Stock of the Company.

     None of the named executives received a bonus for services performed in 1993 because the corporate profit objectives under the Program and the Frank's Program were not met.

OPTIONS AND RESTRICTED STOCK

     Options were granted in 1993 under the Plan to officers and key employees based on the following considerations by the Committee: (a) the position and responsibilities of the person being considered; (b) the nature of the services and the accomplishments of each individual; (c) the value to the Company of the services; (d) the individual's present and potential contributions to the success of the Company; and (e) such other factors as the Committee deemed relevant to accomplishing the purposes of the Plan including the value of options currently held by the individual. The purchase price of Common Stock covered by an option shall not be less than the fair market value of the Common Stock on the day the option is granted. Payment for option shares may be made in
(a) cash, (b) Common Stock, (c) a combination of both, or (d) at the discretion of the Committee, on a case by case basis, by promissory notes.

     In January 1994, the Committee adopted a proposal to award Restricted Stock to all employees affected by the December 1993 wage freeze. The named executives may each be awarded 1,000 shares of Restricted Stock in 1995 if the Company achieves the budgeted profitability objective set by the Committee as described in the 1994 Program.

CEO COMPENSATION

     The Committee approved a new employment contract with the CEO, effective January 1, 1992, that expires on December 31, 1997. The terms of the employment contract are set forth beginning on page 14 of the Proxy Statement.

     In 1993, the CEO received a five percent (5%) salary increase, in accordance with the terms of his employment contract.

     The Committee develops and measures the CEO's objectives under the Program in January of each year for the following fiscal year. The Committee believes that the salary and other compensation contained in the employment contract are competitive with other similarly situated specialty retailers and take into account the length of service provided by the CEO to the Company. Notwithstanding the fact that his employment agreement provided for a salary increase effective January 1, 1994, the CEO has agreed to a freeze of his salary until such time as the Company returns to an acceptable level of profitability.

     The CEO is eligible to receive a bonus payment not to exceed 60% of salary based on the same objectives mentioned previously relative to the Program. The CEO did not receive a bonus for services rendered in 1993.

     The stock gain award, which is discussed on page 15 of this Proxy Statement, provides incentive to the CEO to concentrate on taking all necessary measures to enhance shareholder value. The Committee is willing to reward the CEO if the shareholders have been rewarded by virtue of a higher stock price. The CEO did not receive a stock gain award in 1993.

     The retirement benefit, which is discussed on page 10 of this Proxy Statement, was granted to the CEO in recognition of what will be, at the expiration of the current employment contract, 32 years in senior management, including 28 years as Chief Executive Officer of the Company.

INTERNAL REVENUE CODE SECTION 162(M)

     Recently enacted Internal Revenue Code Section 162(m) generally limits the corporate tax deduction for compensation paid to certain officers named in this Proxy Statement to $1 million. Based on past history, it is probable that the restrictions contained in Section 162(m) will only affect the deductibility of the CEO's pay. According to Section 162(m), compensation payable pursuant to a written contract in effect prior to February 17, 1993, which has not been materially modified after that date, is exempt from the $1 million deduction limit. The CEO's contract was entered into prior to that date and, therefore, compensation payable pursuant to the employment contract will be exempt from
Section 162(m) until termination of the contract in 1997 or until the contract is materially modified.

                                          Philip B. Harley (Chairman)
                                          C. Whitcomb Alden, Jr.
                                          Christopher A. Forster

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Stock Index and the S&P Retail Store Composite Index for the period of five fiscal years commencing January 27, 1989 and ending January 30, 1994.

                     COMPARISON OF FIVE YEAR TOTAL RETURNS
                  GENERAL HOST, S&P 500, S&P RETAIL COMPOSITE

                                                                    RETAIL
      MEASUREMENT PERIOD         GENERAL HOST     S&P 500 IN-       STORES-
    (FISCAL YEAR COVERED)            CORP            DEX*         COMPOSITE**
1988                                    100.00          100.00          100.00
1989                                     60.76          114.46          114.84
1990                                     81.42          124.07          134.75
1991                                    107.57          152.22          188.28
1992                                    118.24          168.33          224.74
1993                                     81.53          190.00          216.61

 * Source: Standard & Poor's Corporation. Years ended January.
** Source: Standard & Poor's Compustat Services, Inc. 1/27/89=100

                   EMPLOYMENT CONTRACT AND OTHER ARRANGEMENTS

The Company has an employment contract, effective January 1, 1992, with Mr. Ashton, pursuant to which he will be employed as Chief Executive Officer of the Company until December 31, 1997.

     The employment contract entitles Mr. Ashton to a minimum base salary of $718,942, with increases of five percent per year thereafter during the term of the contract. If Mr. Ashton becomes permanently disabled, dies or his employment is terminated by the Company during the term of the contract, the Company shall pay him or his estate his base salary through the date of termination or, in the event of death or disability, through the end of the month in which the death or disability occurs, in addition to a lump sum amount equal to the discounted present value of 50% (100% in the event of termination without cause) of the base salary he would have received through the end of the contract, or if greater, for the twenty-four months following his termination, death or disability (Mr. Ashton's final base salary under the contract to be continued for any part of the twenty-four month period occurring after December 31, 1997). Under the contract, Mr. Ashton may elect to regard his employment to be terminated without cause in the event of a change in control (as defined in the contract) of the Company, or a change in any of the material terms and conditions of his employment.

     In the event of voluntary termination by Mr. Ashton, he will be entitled to receive his base salary through the date of termination plus a lump sum payment in cash equal to the base salary he would have received under the contract for a period of 12 months following the date of his termination but not beyond the expiration date of the contract.

     Upon expiration of the contract or cessation of Mr. Ashton's employment for any reason, he will be entitled to receive a retirement benefit as described on page 10 of this Proxy Statement.

     Mr. Ashton is also entitled to receive a stock gain award determined at the end of each calendar year based on the excess of the average of the weekly closing prices for the Company's Common Stock for the year over the greater of
(i) $7.50 (representing the average of the weekly closing price for 1991) increased by 4% each year or (ii) the average of the weekly closing prices for the last year for which a stock gain award was paid. The excess, if any, is then multiplied by the product of 2% and the average number of shares outstanding for the year in question.

     On the date the contract was executed, Mr. Ashton was granted options to purchase 300,000 shares of the Company's Common Stock, pursuant to the terms of the contract.

     During the term of the contract, Mr. Ashton shall be reimbursed for any medical or dental expenses incurred by him or any members of his immediate family under age 26 or living at home, to the extent not otherwise paid under Company programs. Mr. Ashton and his wife are also entitled to fully paid medical benefits, consistent with those now paid, for the rest of their lives.

     Mr. Ashton is entitled under the contract to indemnity consistent with
Section 26 of the By-Laws as such Section presently exists, notwithstanding subsequent amendments, if any, to such Section.

     If any payments to be made to Mr. Ashton under this contract are subject to an excise tax, the Company shall pay Mr. Ashton an additional amount which, after income taxes, equals such excise tax.

     Under the terms of an agreement made in March 1990 between the Company and a Trust established for the benefit of Mr. and Mrs. Ashton's beneficiaries, the Company will pay the premiums for two survivorship life insurance policies on the lives of Mr. Ashton and Mrs. Ashton. Benefits become payable when both have died, and the Company will have an interest in the death benefits equal to the amount it has paid for these policy premiums. The Company will continue to make annual premium payments until the earliest of: (1) the deaths of both Mr. and Mrs. Ashton; (2) the Company shall have made 12 payments of the full annual cash premiums; (3) the Company shall have paid an aggregate of $1,500,000 for premiums; or (4) the premium payment next due after the year in which premiums may be paid in full from the sum available from dividends or other sums generated by the policies. The premium payment for these policies for fiscal 1993 was $113,413.

PROFIT SHARING PLAN AND LOANS TO OFFICERS AND OTHER KEY EMPLOYEES

     The Company currently maintains a Profit Sharing and Savings Plan which covers salaried and hourly employees of the Company who are 21 years of age, have one year of service, have worked 1,000 hours in a year and are not covered by a collective bargaining agreement. Profit sharing contributions are determined by the Board of Directors who utilize, as a guideline, a formula based on the return on equity of the Company. There was no profit sharing contribution for 1993. The same employees are eligible to contribute, on a pre-tax basis, up to 10% of their income to a 401(k) plan. The Company does not match employee contributions.

     The Company or Frank's has loaned money to certain key employees for the purpose of enabling them to purchase shares of the Company's stock. These loans are payable in a lump sum five years from the date made and bear interest at the rate of 6% per annum. The Named Officers, other than Mr. Ashton, have loans outstanding as of the last day of fiscal 1993 in the amounts indicated: Robert M. Lovejoy, Jr., $128,864; James R. Simpson, $40,483; John R. Ficarro, $57,414, and William C. Boyd, $44,744.

     Optionees are permitted, by the terms of their options, to defer payment of the full amount of the option price for up to five years after the date of exercise. The interest rate on such loans is currently 6% per annum. Interest is payable quarterly on the unpaid balance of the deferred purchase price. On August 22, 1990, Mr. Ashton had outstanding deferred payments on options totalling $831,250, which were then due the Company. On that date, Frank's made a loan to Mr. Ashton in the amount of $831,250, the proceeds of which were used to pay the outstanding deferred payments due the Company. The loan from Frank's bears interest at the rate of 6% and is payable in full on August 22, 1995. Mr. Ashton elected to prepay $177,294 of this loan in March 1991 and $25,000 in February 1992. On March 7, 1991, Mr. Ashton elected to defer the payment of the purchase price from the exercise of options for 225,000 shares of Common Stock in the amount of $1,381,253 which is due March 6, 1996. Mr. Ashton elected to prepay $25,000 of this loan in March 1993. On December 30, 1992, Mr. Ashton elected to defer the payment of the purchase price from the exercise of options for 60,000 shares of Common Stock in the amount of $495,000 which is due December 29, 1997.

                         RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has appointed the firm of Price Waterhouse as its independent accountants for the fiscal year ending January 29, 1995, subject to ratification of its appointment by the Company's shareholders. Price Waterhouse has been serving the Company and its subsidiaries for 79 years, and the Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. A representative of Price Waterhouse is expected to be present at this year's Annual Meeting of Shareholders, at which time he will be given an opportunity to make a statement and is expected to be available to respond to appropriate questions.

     Ratification of the appointment of the independent accountants requires the affirmative vote of a majority of the shares present in person or by proxy and voting at the meeting. If the shareholders should not ratify the appointment of Price Waterhouse, the Board of Directors will reconsider the appointment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS.

SHAREHOLDERS' PROPOSALS FOR 1995 ANNUAL MEETING

     Shareholders' proposals intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by December 15, 1994. Reference is also made to Section 13 of the Company's By-Laws regarding nomination of directors as discussed on page 4 of this Proxy Statement.

                                    GENERAL

     All expenses in connection with the solicitation of proxies will be borne by the Company. The Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies, for which such firm will receive aggregate fees of approximately $10,500, plus reasonable out-of-pocket expenses. In addition, the Company intends to request brokerage houses, custodians, nominees and others who hold stock in their names to solicit proxies from the beneficial owners of such stock, pursuant to the rules of the New York Stock Exchange and the Pacific Stock Exchange, upon which the Company's Common Stock is listed. The Company will reimburse such brokerage houses, custodians, nominees and others for their out-of-pocket expenses, including reasonable clerical expenses, if any. Proxies may also be solicited by mail, personal solicitation, telephone or telegraph by employees of the Company.

     While Management knows of no other business to be presented at the Annual Meeting, it is intended that proxies solicited will be voted on any other matters that may properly come before the meeting, or any adjournment thereof, in accordance with the discretion of the proxy holders.

                                            By order of the Board of Directors

                                            JOHN R. FICARRO,
                                                           Secretary
Stamford, Connecticut
April 14, 1994

                           -------------------------

     The Annual Report to Shareholders for the fiscal year ended January 30, 1994, which includes financial statements, has been mailed to shareholders together with this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.


                                                                                                          / X /  Please mark
                                                                                                                 your vote
                                                                                                                 as this

                -------------------
                      COMMON

                The Board of Directors recommends a vote FOR all the following proposals:

1.      Election of the following           FOR       WITHHELD        2.  Ratification of appointment       FOR    AGAINST  ABSTAIN
        three Directors to hold             /  /       /  /               of Price Waterhouse as            /  /    /  /     /  /
        office until 1997:  Weston                                        independent accountants for
        E. Hamilton, Edward H.                                            1994.
        Hoornstra and Charles B.
        Johnson

(To withhold authority to vote for any individual nominee write that nominee's name on the space below.)


- -------------------------------------------------------------------

This proxy will be voted "FOR" Proposals 1 and 2, unless instructions to the contrary are indicated.  In addition, this proxy will be voted in accordance with the judgement of the proxy holders upon such other matters as may properly come before, or incident to, the conduct of the meeting.
Should any management nominee become unable to accept nomination or election, this proxy will be voted for a substitute nominated by the Board of Directors.

                                                                         Dated __________________________________, 1994


                                                                         ______________________________________________
                                                                                          (Signature)

                                                                         _______________________________________________
                                                                                          (Signature)

                                                                         The signature on this proxy should correspond exactly with
                                                                         the name stenciled hereon.   For joint accounts, each joint
                                                                         owner should sign.   Persons signing as attorney, executor,
                                                                         administrator, trustees or guardian and corporate officers should give their full titles.



PROXY

               GENERAL HOST CORPORATION -- 1994 ANNUAL MEETING


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints HARRIS J. ASHTON, JOHN R. FICARRO and JAMES R. SIMPSON and each of them, jointly and severally, proxies, with full power of substitution, to vote with the same force and effect as the undersigned, including the right to cumulate votes in the election of directors for such of the nominees as the proxies in their discretion may deem appropriate (subject to any limitations on such authority as may be indicated on the reverse side hereof), at the Annual Meeting of Shareholders of General Host Corporation, to be held at The Brown Hotel, 335 West Broadway, Louisville, Kentucky 40202 on May 19, 1994, at 9:00 A.M., and any adjournment thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before, or incident to the conduct of, the meeting, all in accordance with the accompanying notice and proxy statement for said meeting, receipt of which is hereby acknowledged.



               (CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)


                                                                                                          / X /  Please mark
                                                                                                                 your vote
                                                                                                                 as this

                ___________________
                      COMMON

                The Board of Directors recommends a vote FOR all the following proposals:

1.      Election of the following           FOR       WITHHELD        2.  Ratification of appointment       FOR    AGAINST  ABSTAIN
        three Directors to hold             /  /       /  /               of Price Waterhouse as            /  /    /  /     /  /
        office until 1997:  Weston                                        independent accountants for
        E. Hamilton, Edward H.                                            1994.
        Hoornstra and Charles B.
        Johnson

(To withhold authority to vote for any individual nominee write that nominee's name on the space below.)


_________________________________________________________                   I hereby instruct the Trustee to vote by proxy upon such
                                                                         other matters as may properly come before, or incident to, the conduct of the meeting, or any adjournment thereof.
                                                                            Should any management nominee become unable to accept
                                                                         nomination or election, the Trustee is instructed to vote
                                                                         by proxy for a substitute nominated by the Board of
                                                                         Directors.


Signature(s)_____________________________________________________________       Dated __________________________________
            The signature on this card should correspond exactly with the name stenciled hereon.  Persons signing as attorney,  director, administrator, trustee or guardian and corporate officers should give their full titles.




                          CG TRUST COMPANY -- TRUSTEE
           GENERAL HOST CORPORATION PROFIT SHARING AND SAVINGS PLAN

               GENERAL HOST CORPORATION -- 1994 ANNUAL MEETING

THIS VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby instructs CG Trust Company to vote all the shares of General Host Cororation Common Stock held on my behalf in the General Host Corporation Profit Sharing and Savings Plan, at the Annual Meeting of Shareholders of General Host Corporation, to be held at The Brown Hotel, 335 West Broadway, Louisville, Kentucky 40202, May 19, 1994 at 9:00 A.M., and any adjournment thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before, or incident to the conduct of, the meeting, all in accordance with the accompanying notice and proxy statement for said meeting, receipt of which is hereby acknowledged.

              (CONTINUED, AND TO BE SIGNED, ON THE REVERSE SIDE)